News Release

Exhibit 99.1

Mechanical issue impacts Kearl production

Calgary, AB – November 10, 2014 – Imperial today confirmed a precautionary shutdown of its Kearl operations due to the early detection of a vibration issue with the plant’s ore-crusher unit. Replacement parts, to address the issue, are being installed and production is expected to resume in the next several weeks.

The Kearl initial development commenced bitumen production in April 2013. Excluding the impact of a planned 14-day turnaround in late September, average production in the third quarter of 2014 was 92,000 barrels per day.

For further information:

Investor Relations	Media Relations
Christine Krol	Pius Rolheiser
(403) 766-1105	(403) 237-2710

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to the high standards across all areas of our business.